Exhibit (d)(1)
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of December 1, 2008
Among
JOHNSON & JOHNSON,
MAPLE MERGER SUB, INC.
And
MENTOR CORPORATION

TABLE OF CONTENTS

		Page
ARTICLE I

The Offer

SECTION 1.01.	The Offer	2
SECTION 1.02.	Company Actions	4
SECTION 1.03.	Top-Up Option	5

ARTICLE II

The Merger

SECTION 2.01.	The Merger	6
SECTION 2.02.	Closing	7
SECTION 2.03.	Effective Time of the Merger	7
SECTION 2.04.	Effects of the Merger	7
SECTION 2.05.	Articles of Incorporation and Bylaws	7
SECTION 2.06.	Directors	7
SECTION 2.07.	Officers	7

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 3.01.	Effect on Capital Stock	8
SECTION 3.02.	Exchange of Certificates	9

ARTICLE IV

Representations and Warranties

SECTION 4.01.	Representations and Warranties of the Company	11
SECTION 4.02.	Representations and Warranties of Parent and Sub	42

ARTICLE V

Covenants Relating to Conduct of Business; No Solicitation

SECTION 5.01.	Conduct of Business	45
SECTION 5.02.	No Solicitation	51

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		Page
SECTION 9.09.	Assignment	72
SECTION 9.10.	Specific Enforcement; Consent to Jurisdiction	72
SECTION 9.11.	Waiver of Jury Trial	73
SECTION 9.12.	Severability	73

Annex I	Index of Defined Terms
Exhibit A	Offer Conditions
Exhibit B	Restated Articles of Incorporation of the Surviving Corporation

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     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 1, 2008, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), MAPLE MERGER SUB, INC., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Sub”), and MENTOR CORPORATION, a Minnesota corporation (the “Company”).
          WHEREAS Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS in furtherance of the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock”) at a price per share of Company Common Stock of $31.00 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Sub shall, in accordance with the Minnesota Business Corporation Act (the “MBCA”), merge with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock, other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Dissenting Shares, will be converted into the right to receive the Offer Price in cash;
          WHEREAS the Board of Directors of Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement, the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS the Board of Directors of the Company (i) has determined that the Offer and the Merger are advisable and in the best interest of the Company and its shareholders, (ii) has approved this Agreement, the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) is recommending that the Company’s shareholders accept the Offer, tender their shares of Company Common Stock in the Offer, and, to the extent required by applicable law, approve the Merger and adopt this Agreement; and
          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
The Offer
          SECTION 1.01. The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable (but in no event later than ten business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be midnight, New York City time, on the 20th business day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act). Sub expressly reserves the right to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify any Offer Condition in a manner adverse to the holders of Company Common Stock, (v) except as otherwise provided in this Section 1.01(a), extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s or Sub’s obligations under the following sentence, Sub (A) may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions for any period, if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not be satisfied or, in Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived and (B) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided, however, that in no event shall Sub be required to extend the Offer beyond the Termination Date. Parent and Sub agree that (A) if, on any then-scheduled expiration date of the Offer, any of the Offer Conditions set forth in clauses (ii) through (vi) of Exhibit A is not satisfied or, in Sub’s sole discretion, waived, then Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to ten business days each, until such time as such Offer Conditions are satisfied or, in Sub’s sole discretion, waived and (B) if, on any then-scheduled expiration date of the Offer, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions set forth in Exhibit A are satisfied or, in Sub’s sole discretion, waived, then Sub shall, and Parent shall cause Sub to, extend the Offer as provided by the terms of Section 8.01(f); provided, however, that in no event shall Sub be required to extend the Offer beyond the Termination Date. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 1.01(d)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date of the Offer (as it may be extended and re-extended in accordance with this Section 1.01(a)). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Sub’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 1.01(a) shall affect any termination rights in Article VIII.
          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the shareholders of the Company as and to the extent required by Federal securities laws. The Company shall promptly after the date hereof furnish to Parent and Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence and summaries of all material oral communications between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Sub shall give reasonable consideration to any such comments.
          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer and shall cause Sub to fulfill all of Sub’s obligations under this Agreement.

          (d) Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over by Parent, Sub, the Surviving Corporation or the Paying Agent to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.
          (e) Sub shall timely file with the Commissioner of Commerce of the State of Minnesota a registration statement related to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes (the “Minnesota Registration Statement”) and shall disseminate the Minnesota Registration Statement as required by Chapter 80B of the Minnesota Statutes. Sub shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes that Parent and Sub file with the SEC or otherwise make available to the shareholders of the Company.
          SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.
          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the recommendation described in Section 4.01(d) and shall mail the Schedule 14D-9 to the shareholders of the Company as required by Rule 14d-9 under the Exchange Act. Parent and Sub shall promptly furnish to the Company all information concerning Parent and Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by applicable Federal securities laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all correspondence and summaries of all material oral communications between the Company and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company contained in the Schedule 14D-9.
          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Sub promptly after the date hereof with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreement dated June 14, 2007, as amended on May 7, 2008 and as further amended on September 4, 2008, between Ethicon, Inc. and the Company (as it may be further amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession or control.
          (d) The Company shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes that the Company files with the SEC or otherwise makes available to the shareholders of the Company.
          SECTION 1.03. Top-Up Option. (a)The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of (i) the number of shares of Company Common Stock authorized and unissued or held in the treasury of the Company (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) or (ii) 19.90% of the number of outstanding shares of Company Common Stock or voting power of the Company, in each case as of immediately prior to and after giving effect to the issuance of the Top-Up Shares. The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the condition that no Restraint preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect.
          (b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. In the event Sub wishes to exercise the Top-Up Option, Sub shall give the Company at least three business days prior written notice, specifying (i) the number of shares of the Company Common Stock directly or indirectly owned by Parent at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.
          (c) Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Any certificates evidencing the Top-Up Shares shall include any legends required by applicable securities laws.
ARTICLE II
The Merger
          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA.

          SECTION 2.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 2.03. Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Minnesota a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the MBCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
          SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.
          SECTION 2.05. Articles of Incorporation and Bylaws. (a) The Amended and Restated Articles of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, such Company Certificate shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
          SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
          SECTION 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:
          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and the Dissenting Shares) shall be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As provided in Section 3.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held of record or beneficially by any person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenter Rights Statutes”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenter Rights Statutes; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenter Rights Statutes, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 3.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock received by the Company in accordance with the Dissenter Rights Statutes, withdrawals of such demands and any other instruments served on the Company in relation to the Dissenting Shares or rights under the Dissenter Rights Statutes, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
          SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint Computershare Inc. or another comparable bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Paying Agent for any reason, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article III.
          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or any other consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of shares of Company Common Stock such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.
          (i) Tax Treatment. The parties agree and acknowledge that the Merger will be treated as a taxable purchase of the outstanding shares of Company Common Stock for the Merger Consideration (and not as a reorganization, within the meaning of Section 368(a) of the Code) for United States federal, state and local income tax purposes.
ARTICLE IV
Representations and Warranties
          SECTION 4.01. Representations and Warranties of the Company. Except as set forth in the disclosure letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on the face of such information) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:
          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to be in good standing, have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since April 1, 2006 and prior to the date hereof.
          (b) Subsidiaries. Section 4.01(b) of the Company Disclosure Letter lists as of the date hereof each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.
          (c) Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on November 28, 2008, (i) 33,777,968 shares of Company Common Stock were issued and outstanding (including 223,385 Company Restricted Shares granted under the Company Stock Plans), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 7,573,117 shares of Company Common Stock were reserved and available for issuance pursuant to the Amended and Restated 2005 Long-Term Incentive Plan of the Company (the “2005 Plan”), the 2007 Strategic Equity Incentive Plan of the Company under the 2005 Plan, the 1991 Long-Term Incentive Plan of the Company and the Employee Stock Purchase Plan of the Company (the “ESPP”, and such plans, collectively, the “Company Stock Plans”), of which 5,084,733 shares of Company Common Stock were subject to outstanding Company Stock Options and 302,160 shares of Company Common Stock were subject to outstanding Company PSU Awards, (iv) 5,206,625 shares of Company Common Stock were reserved and available for issuance upon exercise of the warrants (the “Company Warrants”) granted or issued pursuant to the warrant agreements listed in Section 4.01(c) of the Company Disclosure Letter, true and correct copies of which have been delivered to Parent prior to the date of this Agreement (the “Company Warrant Agreements”), (v) 5,206,625 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company’s outstanding 2.75% Convertible Subordinated Notes due 2024 (the “Company Convertible Notes”) issued pursuant to the Indenture dated as of December 22, 2003 between the Company and U.S. Bank National Association, as Trustee (the “Company Convertible Notes Indenture”) and (vi) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares. Except as set forth above in this Section 4.01(c) and for shares issued or to be issued upon the exercise of the Company Stock Options outstanding on the date hereof and included in clause (iii) of the first sentence of this Section 4.01(c), at the close of business on November 28, 2008, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer imposed by the Company, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than the Company Stock Options, the Company Restricted Shares, the Company PSU Awards, the Company Convertible Notes and the Company Warrants) that are linked to the value of Company Common Stock (collectively, but exclusive of rights under the ESPP, “Company Stock-Based Awards”). Section 4.01(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of November 28, 2008, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, together with any options granted after November 28, 2008, as permitted by this Agreement, but exclusive of rights under the ESPP, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all shares of Company Common Stock that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof, (C) all outstanding performance stock unit awards in respect of shares of Company Common Stock (collectively, the “Company PSU Awards”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates and vesting schedules thereof and the names of the holders thereof and (D) all outstanding Company Warrants, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof. All (i) Company Restricted Shares, (ii) Company Stock Options and (iii) Company PSU Awards are evidenced by stock option agreements, restricted stock award agreements, performance stock unit award agreements or other award agreements, in each case substantially in the forms set forth in Section 4.01(c) of the Company Disclosure Letter, except that the forms of such agreements differ with respect to the number of options, performance stock unit awards or shares covered thereby, the exercise price, regular vesting schedule, repurchase price and expiration date applicable thereto and other similar terms and, except for such differences, no stock option agreement, restricted stock award agreement, performance stock unit award agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the

“Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange (the “NYSE”), the per share exercise price of each Company Stock Option was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. As of the close of business on November 28, 2008, there were outstanding Company Stock Options to purchase 1,234,080 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $19.897590. 1,249 shares of Company Common Stock were subject to outstanding rights under the ESPP based on payroll information for the period ending September 26, 2008 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the ESPP on the last day of the offering period in effect under the ESPP on the date hereof was equal to the Merger Consideration and that payroll deductions continue at the current rate). Each Company Stock Option, each Company Restricted Share and each Company PSU Award may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a)(i), 6.04(a)(ii) or 6.04(a)(iii), as applicable. Each of the Company Warrants has an exercise price in excess of the Offer Price. The Company Warrants terminate and expire in accordance with their terms on January 1, 2009, and no payments in respect of the Company Warrants are payable by the Company or any of its Subsidiaries in respect of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or in respect of such termination or expiration. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, the Company PSU Awards, rights under the ESPP, the Company Convertible Notes and the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Company Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 4.01(c), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 4.01(c), as of the date hereof, there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any Subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities of any Subsidiary of the Company.
          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger if required by applicable law, to receipt of the Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger if required by applicable law, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the shareholders of the

Company that the Company enter into this Agreement and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the shareholders of the Company, (iv) directing that, if required by applicable law, the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the shareholders of the Company and (v) recommending that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable law, approve and adopt this Agreement, which resolutions, except to the extent permitted by Section 5.02, have not been subsequently rescinded, modified or withdrawn in any way. A committee of disinterested directors of the Board of Directors of the Company, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Sections 302A.011, Subd. 38(h) and 302A.673, Subd. 1 of the MBCA, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), are not and will not be subject to the restrictions on control share acquisitions or business combinations under the provisions of Sections 302A.671 and 302A.673, respectively, of the MBCA, and (ii) recommended to the Board of Directors of the Company that the Board of Directors of the Company approve this agreement and the transactions contemplated by this Agreement (including the Offer and the Merger). The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject (1) in the case of the Merger if required by applicable law, to obtaining receipt of the Shareholder Approval and (2) to the governmental filings and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable law, a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (D) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the NYSE, (5) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the transactions contemplated by this Agreement and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
          (e) Company SEC Documents. (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since April 1, 2006 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
     (ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
     (iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
     (iv) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
     (v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
     (vi) Since April 1, 2006, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
          (f) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents or in the Minnesota Registration Statement and any amendment thereof or supplement thereto will, (i) in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the shareholders of the Company, (ii) in the case of the Minnesota Registration Statement and any amendment thereof or supplement thereto, at the time the Minnesota Registration Statement or such amendment or supplement is filed with the Commissioner of Commerce of the State of Minnesota and at any time of distribution or dissemination thereof to the shareholders of the Company or (iii) in the case of the Proxy Statement, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Filed Company SEC Documents or as expressly permitted or contemplated by this Agreement, since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than any declaration setting aside or payment from a wholly owned Subsidiary of the Company to the Company in the ordinary course of business consistent with past practice, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (each a “Participant”) of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any Participant not previously receiving or entitled to receive such type of compensation or benefit, except (1) in the case of employees and consultants who are neither directors nor officers, for normal increases in cash compensation in the ordinary course of business consistent with past practice or (2) as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any Participant of any right to receive any increase in change of control, severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into, or any amendment or termination of (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock Options, Company Restricted Shares, Company PSU Awards, Company Stock-Based Awards, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, other equity or equity-based compensation, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or change in such election, any change in material method of accounting for tax purposes or any settlement or compromise of any material income tax liability.
          (h) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
          (i) Contracts. (i) Except as disclosed in the Filed Company SEC Documents and except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 4.01(p), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any

Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is in effect as of the date hereof other than Contracts that are disclosed in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting in any material respect the Company’s or its Subsidiaries’ ability to compete, (B) restricting in any respect the Company’s Affiliates’ ability to compete (other than the Company’s Subsidiaries), (C) restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries, (D) restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of any of the Company’s Affiliates (other than the Company’s Subsidiaries) or (E) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries.
     (ii) Each Participant who has proprietary knowledge of or information relating to the material elements of the design, the manufacturing processes or the formulation of the products of the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement or agreements, substantially in the form(s) set forth in Section 4.01(i)(ii) of the Company Disclosure Letter restricting such person’s right to use and disclose confidential information of the Company or any of its Subsidiaries.
          (j) Compliance with Laws; Environmental Matters. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 4.01(j)(ii), 4.01(l) and 4.01(n), respectively, and except as set forth in the Filed Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Except with respect to Regulatory Permits, which are the subject of Section 4.01(v)(viii), each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Offer or the Merger, in and of itself, would not cause the revocation or cancellation of any such

Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending, or to the Knowledge of the Company, is threatened, except, in each case, as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
     (ii) Except for those matters disclosed in the Filed Company SEC Documents: (A) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws and has obtained and complied with all material Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted; (B) there have been no Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would require any material investigation or clean-up under Environmental Laws; (C) there is no material investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding; (D) neither the Company nor any of its Subsidiaries is subject to any material restriction on the sale or distribution of its products as a result of any existing or pending (but not yet final) requirement of Environmental Law, and such products are not subject to any material restriction regarding post-consumer use, handling or recycling; (E) neither the Company nor any of its Subsidiaries has entered into or assumed, by contract or operation of law or otherwise, any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (F) there are no facts, circumstances or conditions, and there has been no exposure to Hazardous Materials, that would reasonably be expected to form the basis for any material investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, the climate, pollution, the preservation or reclamation of natural resources, the protection of endangered species or human health or safety. The term “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law, including certain metals (e.g., lead, mercury or cadmium), petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, evaporating, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.
          (k) Absence of Changes in Company Benefit Plans; Labor Relations. Except as disclosed in the Filed Company SEC Documents or as expressly permitted or contemplated by this Agreement, since the date of the most recent financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, other equity or equity-based compensation, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant, but not including any Company Benefit Agreement (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Pension Plan is not then out of compliance with applicable Legal Provisions, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. Except as disclosed in the Filed Company SEC Documents, as of the date hereof, there exist no currently binding Company Benefit Agreements, other than agreements that provide for at-will employment and under which neither the Company nor any of its Subsidiaries has or would reasonably be expected to have any material liability in respect of severance, termination, retention, change in control, relocation or similar compensation or benefits or any other material liability (other than for base salary) with respect to individuals whose annual base salary is greater than $100,000. As of the date hereof, there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. As of the date hereof, since April 1, 2006, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
          (l) ERISA Compliance. (i) Section 4.01(l)(i) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of each

Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements. The Company has made available to Parent complete and accurate copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required under applicable law and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan that has a trust agreement or insurance or group annuity. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.
     (ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also made available to Parent a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.
     (iii) Neither the Company nor any Commonly Controlled Entity (A) has sponsored, maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or that is otherwise a defined benefit pension plan or (B) has any unsatisfied liability under Title IV of ERISA.
     (iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed in all material respects. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Company Benefit Plan), and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.
     (v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. Neither any Company Pension Plan nor any single employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” or has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.
     (vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any applicable law and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. During the last five years, no Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.
     (vii) Section 4.01(l)(vii) of the Company Disclosure Letter discloses whether each Company Benefit Plan and each Company Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. Neither the Company nor any of its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan or Company Benefit Agreement (other than for continuation coverage required under Section 4980B(f) of the Code and any similar state or local law).
     (viii) None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer or the Merger or any other transaction expressly contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than the payments provided pursuant to Section 6.04) that may become payable or provided any Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth with respect to such Participant in Section 4.01(l)(viii) of the Company Disclosure Letter.

     (ix) No persons engaged to provide services to the Company or any of its Subsidiaries as consultants or independent contractors could reasonably be deemed to be misclassified as employees of the Company or any of its Subsidiaries.
     (x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.
     (xi) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) the then applicable guidance issued by the IRS thereunder (clauses (A) and (B), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.
     (xii) Section 4.01(l)(xii) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of each Company Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (collectively, the “Foreign Benefit Plans”). All Foreign Benefit Plans that are required to be funded are fully funded (including, irrespective of whether such plan is required to be funded, the defined contribution scheme for employees in The Netherlands), and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary thereof.
     (xiii) All amounts payable to holders of Company Common Stock and other securities of the Company pursuant to the Company Benefit Plans and the Company Benefit Agreements (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by such holders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable holder. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) (each member of which the Board of Directors of the Company determined is an “independent director” within the meaning of Section 303A.02 of the NYSE Listed Company Manual and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Stock Plan, (2) the treatment of the Company Stock Options, Company PSU awards and Company Restricted Shares in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.04 of this Agreement and (4) each other Company Benefit Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.
          (m) No Excess Parachute Payments. Other than payments or benefits that may be made to the persons listed in Section 4.01(m) of the Company Disclosure Letter (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 4.01(m) of the Company Disclosure Letter sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) who holds any Company Stock Options, Company Restricted Shares or Company PSU Awards that will vest in connection with the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time) and (ii) the estimated maximum amount of “parachute payments” as defined in Section 280G of the Code that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time).
          (n) Taxes. (i) Each of the Company, its Subsidiaries and each Company Consolidated Group has filed, or has caused to be filed, in a timely manner (within any applicable extension period) all tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable U.S. Treasury regulations) or applicable state, local or foreign tax laws. All such tax returns are true, complete and accurate. Each of the Company, its Subsidiaries and each Company Consolidated Group has timely paid or caused to be paid (or the Company has paid on its behalf) all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.
     (ii) No tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is or has ever been under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group. There is no deficiency, refund litigation, proposed adjustment or matter in controversy, or, to the knowledge of the Company, threatened, with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company.
     (iii) No issues relating to any material amount of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. As of the date hereof, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.
     (iv) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the

Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code, (E) to the Knowledge of the Company, inclusion under Section 951(a) of the Code, or (F) any comparable provisions of state or local, domestic or foreign tax law, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.
     (v) The Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.
     (vi) Since December 15, 2004, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.
     (vii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to taxes for any taxable period for which the statute of limitations has not expired, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for taxes of any other person (A) under Treasury Regulation Section 1.1502-6 and similar provisions under state, local or foreign law, (B) as a transferee or successor, (C) by contract or (D) otherwise.
     (viii) Since December 15, 2004 no written claim has been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to tax by that jurisdiction.
     (ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to a material amount of taxes (including any advance pricing agreement, closing agreement or other similar agreement relating to taxes with any taxing authority).

     (x) No “ownership change” (as described in Section 382(g) of the Code) has occurred or will occur prior to the Effective Time that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company and its Subsidiaries following the Effective Time.
     (xi) Neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2) or equivalent provision under state, local or foreign law).
     (xii) There are no material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.
     (xiii) To the Knowledge of the Company, each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
     (xiv) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (xv) Since March 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in U.S. GAAP, outside the ordinary course of business consistent with past custom and practice.
     (xvi) Neither the Company nor any of its Subsidiaries has applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction.
     (xvii) There are no material amounts outstanding and unpaid for which the Company or any of its Subsidiaries has previously claimed a deduction in computing taxes.
     (xviii) The Company and each of its Subsidiaries maintains custody or control of all records and documentation in its possession for the purposes of any tax and sufficient information to enable it to compute correctly its liability for tax in so far as it relates to any event occurring on or before the Closing Date.
     (xix) The Company has always been, and will be through the Effective Time, treated as a Corporation for U.S. federal income tax purposes.
          (o) Title to Properties. (i) Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.
     (ii) Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which the Company or any of its Subsidiaries is a party.
          (p) Intellectual Property. (i) Subject to Sections 4.01(p)(ii) and 4.01(p)(v), each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, trademarks, trademark rights, trade dress, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs, other than commercial off the shelf software, (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Subsidiaries as presently conducted, taken as a whole, (including all Intellectual Property Rights set forth on Section 4.01(p)(iv) of the Company Disclosure Letter) in each case free and clear of all Liens (except any Liens that will be released upon Closing and other than any Contractual Restriction). The Company is not subject to any restriction (whether contractual, legal or otherwise) on the use of any material Intellectual Property Rights which are owned by or licensed to the Company, other than any Contractual Restriction. “Contractual Restriction” shall mean, with respect to any Intellectual Property Right, any restriction regarding territory or exclusivity as set forth in the documents or other instruments pursuant to which the Company or its Subsidiaries acquired their right, title or interest in or to such Intellectual Property Right.
     (ii) Neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing,

manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products (whether or not such products are commercially available or under development and whether or not such products are licensed to the Company or any of its Subsidiaries) or of their respective Intellectual Property Rights) the valid rights of any person with regard to any Intellectual Property Right in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no person or persons has infringed or is or are infringing the Intellectual Property Rights of the Company or any of its Subsidiaries in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     (iii) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened with regard to (a) the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights or (b) any actual or potential infringement, misappropriation or unauthorized use of the Intellectual Property Rights of the Company or any of its Subsidiaries.
     (iv) Section 4.01(p)(iv) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor (which list shall specifically identify all patents and patent applications solely and exclusively owned by the Company and its Subsidiaries), registered trademarks and applications therefor, domain name registrations (if any), copyright registrations (if any) and all invention disclosures documented on an invention disclosure form submitted to the Company or any of its Subsidiaries or otherwise disclosed to the Company or any of its Subsidiaries, that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries as presently conducted. All patents and patent applications listed in Section 4.01(p)(iv)(a)(1) of the Company Disclosure Letter are owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens (except any Liens that will be released upon the Closing), and all patents and patents applications listed in Section 4.01(p)(iv)(a)(2) of the Company Disclosure Letter are licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens (except any Liens that will be released upon the Closing and other than any Contractual Restriction). The patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.01(p)(iv) of the Company Disclosure Letter, all related necessary affidavits of continuing use have been (or, with respect to licenses, to the Company’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to the Company’s Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company’s Knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity. None of the trademarks or trademark applications listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries are (and no such trademarks or trademark applications that are licensed to the Company or any of its Subsidiaries are to the Knowledge of the Company) involved in or the subject of any ongoing material oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries are (and no such patents or patent applications that are licensed to the Company or any of its Subsidiaries are to the Knowledge of the Company) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 4.01(p)(iv) of the Company Disclosure Letter in any material way. Each of the patents and patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries properly identifies (and to the Knowledge of the Company such patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries has executed (and, to the Knowledge of the Company, such inventors named on such patents and applications that are licensed to and material to the Company and its Subsidiaries have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

     (v) Section 4.01(p)(v) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that are material or necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted, in each case granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and material transfer agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments), except pursuant to non-disclosure agreements or material transfer agreements. All material obligations, including those relating to the payment of monies currently due and payable by the Company or any of its Subsidiaries, in connection with such options, rights, licenses or interests have been satisfied in a timely manner.
     (vi) The Company and its Affiliates have used reasonable efforts and taken commercially necessary steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to exploit such trade secrets).
     (vii) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right that is material to the conduct of the business of the Company and its Subsidiaries, as presently conducted.
          (q) Voting Requirements. Assuming (i) the accuracy of the representation given by Parent and Sub in Section 4.02(f) and (ii) that the adoption or approval of the holders of capital stock of the Company is required by applicable law, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.
          (r) State Takeover Statutes. No further action is required by the Board of Directors of the Company (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA to the extent such restrictions would otherwise be applicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and accordingly, none of the foregoing sections or any other antitakeover or similar statute applies to any such transactions, other than Chapter 80B of the Minnesota Statutes.
          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including Citigroup Global Markets Inc.), legal counsel (including Morrison & Foerster LLP), financial printers and other persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby will not exceed the amount set forth in Section 4.01(s) of the Company Disclosure Letter.
          (t) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger, taken together, by holders of Company Common Stock (other than Parent, Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Citigroup Global Markets Inc. will be delivered to Parent solely for informational purposes after receipt thereof by the Company.
          (u) Research, Development, Distribution, Marketing, Supply and Manufacturing Agreements. (i) Section 4.01(u) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Contract to which the Company or any of its Subsidiaries is a party as of the date hereof and pursuant to which amounts of more than $250,000 in the aggregate over the life of such Contract have been or will be paid to any party other than the Company and its Subsidiaries, relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (x) products (including products under development) of the Company or any Subsidiary of the Company, (y) products (including products under development) licensed by the Company or any Subsidiary of the Company or (z) the Intellectual Property Rights of the Company or any Subsidiary of the Company, other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and material transfer agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent a complete and accurate copy of each Specified Contract and any material notice delivered pursuant to or in connection with any Specified Contract. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Specified Contract to which it is a party or by which it or any of its properties or other assets is bound.
     (ii) None of the Specified Contracts or any other Contract to which the Company or any of its Subsidiaries is a party (A) grants or obligates the Company or any Subsidiary of the Company to grant an exclusive right to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product or Intellectual Property Right, (B) provides for the payment by the Company or any Subsidiary of the Company of any early termination fees in excess of $50,000 or (C) requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Subsidiary of the Company.
          (v) Regulatory Compliance. (i) As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Legal Provisions in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”, a “Biologic”, a “Drug”, a Human Cell, Tissues, and Cellular and Tissue-Based Product (a “HCT/P”) or a “Cosmetic”, as the case may be), each such Medical Device, Biologic, Drug, HCT/P or Cosmetic is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Legal Provisions, including those relating to investigational use, premarket clearance, registration and listing, approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic, a new Drug, a new HCT/P or a new Cosmetic, good manufacturing practices, quality systems regulations, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental

Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic, Drug, HCT/P or Cosmetic by the Company or any of its Subsidiaries of any Legal Provision.
     (ii) No Medical Device, Biologic, Drug, HCT/P or Cosmetic is under consideration by the Company or, to the Company’s Knowledge, by any Governmental Entity for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons that are not in any way related to safety, regulatory requirements, noncompliance with any Legal Provision or any other similar reason) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic, Drug, HCT/P or Cosmetic are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.
     (iii) As to each Medical Device, Biologic, HCT/P or Drug of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, biological license application, new drug application, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, 360 and 360e, 42 U.S.C. §262 and 21 C.F.R. Parts 312, 314, 600 and 601, 807, 812 or 814, respectively, as applicable, and similar Legal Provisions and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Medical Device, Biologic, HCT/P or Drug of the Company, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, Biologic, HCT/P or Drug of the Company, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Provision, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Legal Provisions.
     (iv) No article of any Medical Device, Biologic, Drug, HCT/P or Cosmetic manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar

Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. §§ 355, 360, 350e, 42 U.S.C. § 262 and 21 C.F.R 1271 (or similar Legal Provisions), in any manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     (v) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Provision.
     (vi) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, Biologic, Drug, HCT/P or Cosmetic, (b) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device, Biologic, Drug, HCT/P or Cosmetic or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device, Biologic, Drug, HCT/P or Cosmetic produced at any facility where any Medical Device, Biologic, Drug, HCT/P or Cosmetic is manufactured, tested, processed, packaged or held for sale.
     (vii) To the Knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA and the regulations of the FDA promulgated thereunder or similar Legal Provisions, (b) the Public Health Service Act of 1944, (c) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Legal Provisions or (d) applicable Legal Provisions relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Legal Provisions.
     (viii) Each of the Company and its Subsidiaries has in effect all material Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Offer or the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.
          (w) Insurance. Section 4.01(w) of the Company Disclosure Letter contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company or its Subsidiaries (or their respective assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date hereof, will prior to the Closing Date be) paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company and its Subsidiaries with (i) all requirements of applicable laws and (ii) all Contracts to which the Company and its Subsidiaries is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years prior to the date hereof. As of the date hereof, to the Knowledge of the Company, there are no existing claims under any insurance policy owned, held by or applicable to the Company or any of its Subsidiaries (or their respective assets or business), except for such claims that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect if the Company were uninsured for such claims.

          (x) Relationships with Customers and Suppliers. Between December 31, 2007 and the date hereof, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, between December 31, 2007 and the date hereof, decreased or limited in any material respect, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.
          (y) Company Reorganization. None of the transactions contemplated by the Agreement and Plan of Merger dated as of July 9, 2008 by and among the Company, Mentor International Holdings, Inc. and MNT Merger Sub, Inc. (such transaction, the “Company Reorganization”) have been consummated and, since July 9, 2008, neither the Company nor any of its Subsidiaries has entered into any Contract to consummate, and has not consummated, any transaction for the purpose, or with the effect, of (i) changing the jurisdiction of organization of the Company or any of its Subsidiaries, (ii) contributing the Company or any of its Subsidiaries to any other entity or (iii) otherwise reorganizing the Company or any of its Subsidiaries in any manner.
          (z) No Other Representations or Warranties. The representations and warranties of the Company set forth in this Section 4.01 constitute the sole and exclusive representations and warranties of the Company to Parent and Sub in connection with the Offer and the Merger and the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company.
          SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:
          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
          (b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except for the approval by Parent as the sole shareholder of Sub, which approval by written consent will be delivered promptly following the execution of this Agreement. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger (including the payments required to be made pursuant to Article III) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger (including the payments required to be made pursuant to Article III) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of the Offer Documents, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, (4) any filings required under the rules and regulations of the NYSE, (5) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the transactions contemplated by this Agreement and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger (including the payments required to be made pursuant to Article III) or the other transactions contemplated hereby.

          (c) Information Supplied. None of the information included or incorporated by reference in the Offer Documents and none of the information supplied or to be supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement will (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the shareholders of the Company or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company in writing specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. The Minnesota Registration Statement and any amendment thereof or supplement thereto will not when filed with the Commissioner of Commerce of the State of Minnesota or at any time of distribution or dissemination thereof to the shareholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Minnesota Registration Statement. The Minnesota Registration Statement will comply as to form in all material respects with the applicable provisions of Minnesota law and the rules and regulations thereunder.
          (d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          (e) Capital Resources. Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and to pay the aggregate Merger Consideration, as the case may be.
          (f) Company Stock. As of the date of this Agreement, neither Parent nor Sub beneficially owns, nor at any time during the last four years has it beneficially owned, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock (except as contemplated by this Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Sub).

ARTICLE V
Covenants Relating to Conduct of Business; No Solicitation
          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01(a) of the Company Disclosure Letter or as consented to in writing in advance by Parent or as otherwise permitted pursuant to Section 5.01(a)(i) through (xv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and as currently proposed by the Company to be conducted prior to the Closing (including in respect of research, development and clinical trial activities and programs) and shall use commercially reasonable efforts to carry on such business in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01(a) of the Company Disclosure Letter, (1) the Company shall comply with its obligations under Section 8(a) of the Credit Agreement as in effect on the date hereof, and (2) the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:
     (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (A) redemptions of the Company Convertible Notes pursuant to Section 6.10 and (B) purchases, redemptions or other acquisitions of capital stock or other securities required or, in the case of the repurchase of Company Restricted Shares in connection with forfeitures, permitted under the terms of any plans, arrangements or other Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of such plans, arrangements or other Contracts (or, with respect to Company Stock Options, forms of stock option agreements) have been heretofore made available to Parent);
     (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date hereof in accordance with their terms on the date hereof, (y) the issuance of shares of Company Common Stock upon the vesting of Company PSU Awards outstanding on the date hereof in accordance with their terms on the date hereof and (z) the issuance of shares pursuant to rights outstanding under the ESPP on the date hereof, in accordance with their terms as of the date hereof, subject to Section 6.04(b));
     (iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by law or the rules and regulations of the SEC or the NYSE and except for immaterial amendments under the charter or organizational documents of any Subsidiary of the Company;
     (iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $100,000 or, in the aggregate, have a purchase price in excess of $250,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;
     (v) (x) sell, lease, license, sell and leaseback or otherwise dispose of any of its properties or other material assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of real property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries taken as a whole;
     (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice;

     (vii) make any new capital expenditure or expenditures, other than those which, individually, is less than or equal to $250,000 or, in the aggregate, are less than or equal to $1,000,000;
     (viii) except (x) as required by any Legal Provision, (y) as contemplated by Section 6.10 or (z) for those capital expenditures permitted under Section 5.01(a)(vii), (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such amounts so reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value, (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;
     (ix) (x) other than in the ordinary course of business consistent with past practice and for an amount which is less than $250,000 in the aggregate, enter into any Contracts relating to research, development, sale, supply, marketing or manufacturing by third parties of products (including products under development) of the Company or any Subsidiary of the Company or products (including products under development) licensed by the Company or any Subsidiary of the Company, (y) other than in the ordinary course of business consistent with past practice and for an amount which is less than $500,000 in the aggregate, enter into any Contracts relating to clinical trials or (z) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;
     (x) enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

     (xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;
     (xii) sell, transfer or license to any person or adversely amend or modify any rights (x) to any material Intellectual Property Rights of the Company or any of its Subsidiaries or (y) to distribute, license or co-promote products (including products under development) of the Company or any of its Subsidiaries or products (including products under development) licensed by the Company or any of its Subsidiaries;
     (xiii) except as otherwise permitted or contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Legal Provisions or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent) and provided that any act permitted by any of the foregoing shall be subject to Section 6.13, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any Participant, other than, in the case of employees below the level of Vice President, normal increases in cash compensation in the ordinary course of business consistent with past practice, (C) except as permitted by the preceding clause (B), pay to any Participant any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (D) grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any Participant, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, Company Restricted Shares, Company PSU Awards, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, other equity or equity-based compensation, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit

Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option, Company Restricted Share or Company PSU Award, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;
     (xiv) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in any material respect in accounting methods, principles or practices (including for tax purposes);
     (xv) liquidate the Company, merge the Company out of existence or take any other action that would result in the Company ceasing to exist as a corporation for U.S. federal income tax purposes;
     (xvi) consummate the Company Reorganization or enter into any Contract to consummate, or consummate, any other transaction for the purpose, or with the effect, of (A) changing the jurisdiction of organization of the Company or any of its Subsidiaries, (B) contributing the Company or any of its Subsidiaries to any other entity or (C) otherwise reorganizing the Company or any of its Subsidiaries in any manner; or
     (xvii) authorize any of, or commit or agree to take any of the foregoing actions.
          (b) Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VII not being satisfied.
          (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becoming untrue or inaccurate in a manner that would result in the failure of the condition set forth in clause (vi)(a) of Exhibit A or that would give rise to a right of termination set forth in Section 8.01(d)(A), as the case may be, or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.
          (d) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (B) submit any Post-Signing Returns that are to be filed after the date of this Agreement to Parent for review prior to filing; provided, however, that any such review shall not delay the filing of such returns; (C) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by GAAP or applicable law; (D) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (E) promptly notify Parent of any tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Action without Parent’s consent (which consent shall not be unreasonably withheld or delayed); (F) not make, change or rescind any tax election or settle or compromise any material tax liability, other than with Parent’s consent (which consent shall not be unreasonably withheld or delayed); (G) not, with respect to the Company and each of its Subsidiaries, without the prior written consent of Parent, change any tax accounting period or method, file any amended tax return; (H) not surrender any right to claim a refund of taxes, nor consent to any extension or waiver of the limitations period for the assessment of taxes; (I) not take any action outside the ordinary course of business if taking such action would affect the tax of either the Company or any of its Subsidiaries after the Closing Date, other than with Parent’s consent (which consent shall not be unreasonably withheld or delayed); (J) not change the tax residency of the Company or any of its Subsidiaries; and (K) except with respect to those agreements listed under Section 4.01(n)(ix) of the Company Disclosure Letter, cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its Subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.
     (ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Company Common Stock or the Dissenting Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

     (iii) The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.
          SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, or authorize any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries or Representatives to, directly or indirectly through another person (and it shall instruct, and cause each of its Subsidiaries to instruct, each such Representative not to), (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and direct its and its Subsidiaries’ Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last 12 months for the purpose of evaluating a possible Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Closing, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal by such party, and which Takeover Proposal was made after the date hereof and did not result from a breach of this Section 5.02(a), the Company may, subject to compliance with Section 5.02(c) with respect to such Takeover Proposal, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited Takeover Proposal) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
          The term “Takeover Proposal” means any proposal or offer from any person relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including for the purpose of this definition the outstanding equity securities of the Subsidiaries of the Company) or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group or the shareholders of any person or group would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, other than, in the case of each of clauses (i), (ii) and (iii), the transactions contemplated by this Agreement.
          The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (including the likelihood of consummation).
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal, or resolve or agree to take any such action (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Board of Directors of the Company may (x) make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law and (y) following the earlier of (1) five business days after any then-

scheduled expiration date of the Offer on which all of the Offer Conditions set forth in clauses (ii) through (vi) of Exhibit A are satisfied or, at Sub’s sole discretion, waived and (2) the date that is 35 business days after the date on which the Offer was commenced (such earlier date being referred to as the “Superior Proposal Triggering Date”), in the case of each of clauses (1) and (2) if the Minimum Tender Condition has not been satisfied by the Superior Proposal Triggering Date, cause the Company to terminate this Agreement in response to a Superior Proposal that was made after the date hereof that did not result from a breach of this Section 5.02 and concurrently with or after such termination, cause the Company to enter into an Acquisition Agreement in respect of such Superior Proposal; provided, however, that (1) no Company Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to Section 5.02(b)(y) may be made, in each case until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or to terminate this Agreement pursuant to Section 5.02(b)(y) (a “Notice of Termination”), as applicable, which notice shall specify the reasons for such proposed action, including, if the basis of the proposed action by the Board of Directors is a Superior Proposal, the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or new Notice of Termination, as applicable, and a new five business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 5.02(b)(y), (i) the Board of Directors of the Company shall take into account any proposals for changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, Notice of Superior Proposal or otherwise (including whether or not such proposals are binding on Parent) and (ii) the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any financial terms and any other material term thereof) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent informed of the status and material terms and conditions (including any change to the financial terms or any other material term thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all drafts and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) relating to any such Takeover Proposal exchanged between the Company or any of its Subsidiaries (or their respective Representatives), on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

          (d) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement required by Rule 14d-9 promulgated under the Exchange Act, or (y) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the shareholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b) (it being understood that any accurate disclosure of factual information required to be made under applicable law or other applicable Legal Provisions shall not be considered a modification prohibited by Section 5.02).
ARTICLE VI
Additional Agreements
          SECTION 6.01. Preparation of the Proxy Statement; Shareholders’ Meeting. (a) If the adoption of this Agreement by the shareholders of the Company is required by applicable law, as promptly as practicable following the Offer Closing, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after such filing. Parent shall furnish to the Company all information concerning Parent or Sub as the Company may reasonably request in connection with the preparation, filing and mailing of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.
          (b) If the adoption of this Agreement by the Company’s shareholders is required by applicable law, the Company shall, as soon as reasonably practicable following the Offer Closing (or, with respect to calling, giving notice of, convening and holding a meeting of its shareholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) solely for the purpose of obtaining the Shareholder Approval. Subject to Section 5.02(b), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Shareholders’ Meeting in accordance with Section 302A.621 of the MBCA.
          (c) At the Shareholders’ Meeting, if any, Parent agrees to cause all shares of Company Common Stock acquired pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the Shareholder Approval. Parent also agrees to cause all shares of Company Common Stock acquired pursuant to the Offer, and any other shares of Company Common Stock owned by Parent, Sub or any Subsidiary of Parent, to be voted in favor of the adoption of this Agreement if required by applicable law.
          SECTION 6.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration and transition planning activities with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records but only to the extent that such access is not prohibited by applicable Legal Provisions and does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it after the date of this Agreement pursuant to the requirements of Federal or state securities laws, other than any such report, schedule, registration statement or other document that is available in unredacted form on EDGAR, (b) a copy of each correspondence or written communication, other than immaterial correspondence and written communication, with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such copies or other information to the extent that doing so would result in a violation of applicable Legal Provisions or the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a violation of applicable Legal Provisions or loss of attorney-client privilege). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and shall otherwise comply with the Confidentiality Agreement with respect to such information. No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.
          SECTION 6.03. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions set forth in Exhibit A and Article VII to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including any acts, actions, nonactions, waivers, consents, approvals and steps in respect of Chapter 80B of the Minnesota Statutes), and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and any similar filings in other jurisdictions that counsel for Parent reasonably deems necessary, in each case as promptly as practicable after the date of this Agreement. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and any similar filings in other jurisdictions, to request early termination of the waiting period required by the HSR Act and the laws of any other jurisdiction where an antitrust notification is made, and, if requested, to promptly amend or furnish additional information thereunder. Each of Parent and the Company agrees that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other similar filings in other jurisdictions without the written consent of the other party. The parties agree to cooperate and to use their respective reasonable commercial efforts to respond to any requests for information from a Governmental Entity as promptly as practicable. Each party shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties hereto of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement and (iv) subject to the terms of Section 6.02, use commercially reasonable efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement. The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any request or additional request for additional information or documentary material pursuant to Section 7A(e) of the HSR Act or in connection with any other legal investigation, action or proceeding. Each party shall use commercially reasonable efforts to comply promptly with a Request for Additional Information pursuant to 15 U.S.C. Section 18a(e)(1). The Company and its Board of Directors shall (1) use commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.
          SECTION 6.04. Company Stock Options; Company Restricted Shares; Company PSU Awards; ESPP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock

Options will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the Company Stock Plans, and, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;
     (ii) adjust the terms of all outstanding Company Restricted Shares as necessary to provide that each Company Restricted Share outstanding immediately prior to the Effective Time will vest in full and be converted into the right to receive the Merger Consideration pursuant to Section 3.01(c);
     (iii) adjust the terms of each outstanding Company PSU Award as necessary to provide that (A) the applicable performance period shall terminate immediately prior to the Effective Time, and the greater of (1) 100% of the stock units subject to such PSU Award and (2) the applicable percentage of stock units subject to such PSU Award determined in accordance with the vesting schedule set forth in the applicable award agreement based on the Company’s “Actual TSR Performance” (as defined in the applicable award agreement) for the shortened performance period, shall vest in full; (B) each such stock unit that so vests shall be converted into the right to receive the sum of (y) the Merger Consideration and (z) a cash amount equal to the aggregate per-share amount of any ordinary cash dividends paid by the Company on the Company Common Stock during the shortened performance period; and (C) any stock units subject to such PSU Award that do not vest pursuant to this Section 6.04(a)(iii) shall terminate as of the Effective Time; and
     (iv) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.
          (b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the

ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (v) the ESPP shall terminate immediately following such purchases of Company Common Stock.
          (c) All amounts payable pursuant to Sections 6.04(a) and 6.04(b) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.
          (d) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option, Company Restricted Share, Company PSU Award or Company Stock-Based Award (or former holder of a Company Stock Option, Company Restricted Share, Company PSU Award, Company Warrant or Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).
          SECTION 6.05. Indemnification; Advancement of Expenses; Exculpation and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof or as amended or entered into prior to the Closing with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.
          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys a material portion of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.05 or Parent shall take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished.
          (c) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to

Parent) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.05(c), Parent shall not be obligated to pay more than $1,400,000 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $1,400,000 or less in the aggregate, Parent shall be obligated to obtain, effective from the Effective Time and for six years thereafter, a prepaid policy providing the maximum coverage as may be obtained for such $1,400,000 aggregate amount.
          (d) The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 6.06. Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
          (b) In the event that (i) this Agreement is terminated by (A) Parent pursuant to Section 8.01(e) or (B) the Company pursuant to Section 8.01(g) or (ii) (A) prior to the Offer Closing, a Takeover Proposal shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(f) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $31,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.
          (c) The Company and Parent acknowledge and agree that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the

Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          SECTION 6.07. Public Announcements. Except (a) with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 6.07, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 6.08. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.
          SECTION 6.09. Employee Matters. (a) For a period of not less than six months following the Effective Time, the employees of the Company and its Subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees of the Company and its Subsidiaries immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.
          (b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by

Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent.
          (c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Without limiting the scope of Section 9.07, nothing in this Section 6.09 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.
          (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
          (e) With respect to the employees of the Company who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries will provide such employees with employee benefits in accordance with applicable law.
          SECTION 6.10. Actions with Respect to the Company Convertible Notes. (a) The Company shall, pursuant to and in accordance with the terms of the Company Convertible Notes Indenture, take all actions necessary to redeem all outstanding Company Convertible Notes with a Redemption Date (as defined in the Company Convertible Notes Indenture) of January 1, 2009, at a price not to exceed the Redemption Price (as defined in the Company Convertible Notes Indenture) plus all accrued and unpaid interest thereon, and in connection with such redemption take all other actions as may be necessary to satisfy and discharge the Company Convertible Notes Indenture.

          (b) The Company has delivered to Parent a true and accurate copy of that certain letter agreement (the “Company Hedge Agreement”) dated as of December 17, 2003, between the Company and Credit Suisse (f/k/a Credit Suisse First Boston International) in respect of the convertible note hedge transaction (the “Company Hedge”) between the Company and Credit Suisse, and has not and will not take any action to waive or amend any rights available to it under the Company Hedge Agreement. Following the date hereof, the Company (i) shall not make any payments in respect of the Company Hedge other than as expressly set forth in the Company Hedge Agreement as in effect on the date hereof, (ii) shall not notify Credit Suisse that it intends to settle the Company Hedge through Net Cash Settlement or Net Share Settlement and (iii) shall, with respect to each Conversion Event occurring after the date hereof, settle the Company Hedge through Physical Settlement. For purposes of this Section 6.10(b), the terms “Conversion Event”, “Physical Settlement”, “Net Cash Settlement” and “Net Share Settlement” have the respective meanings assigned to such terms in the Company Hedge Agreement, as in effect on the date of this Agreement.
          SECTION 6.11. Actions with Respect to Lines of Credit. From and after the date of this Agreement, the Company shall cooperate with Parent and Sub and use its commercially reasonable efforts in order to facilitate the repayment of all amounts that may be owing under the Credit Agreement dated as of May 25, 2005, among the Company, Bank of the West, Union Bank of California, N.A. and Wells Fargo Bank National Association (the “Credit Agreement”) and the Credit Agreement dated as of October 4, 2005, between the Company and Cooperative RaboBank Leiden, Leiderdorp en Oestgstgeest U.A. (collectively, the “Existing Credit Facilities”) at the Closing Date (or, if requested by Parent, at the Offer Closing), and to permanently terminate the commitments thereunder and discharge and release all guarantees, Liens or other obligations in respect of the Existing Credit Facilities, in each case effective as of the Closing Date (or, if requested by Parent, as of the Offer Closing), including by obtaining all necessary waivers of any advance notice requirements with respect thereto and facilitating the execution by the lenders and agents under the Existing Credit Facilities of customary pay-off letters, lien releases and similar documentation; provided, however, that in no event shall the Company or any of its Subsidiaries agree to the payment of any fees, penalties, premium or other amounts in respect of the matters contemplated by this Section 6.11 without the prior consent of Parent (other than as may be required by the terms of the Existing Credit Facilities as in effect on the date hereof).
          SECTION 6.12. Directors. (a) Effective upon the Offer Closing, Parent shall be entitled, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, to designate, from time to time, such number of members of the Board of Directors of the Company as will give Parent representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer and any Top-Up Shares) bears to (ii) the number of shares of the Company Common Stock then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the members of the Board of Directors of the Company (as long as Parent and its Affiliates beneficially own a majority of the shares of the Company Common Stock). At such times, subject to applicable law, the Company will cause individuals designated by Parent to constitute such number of members of each committee of the Board of Directors of the Company, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board of Directors of the Company, other than any committee established to take action under this Agreement pursuant to Section 6.12(b). The Company shall take all action reasonably requested by Parent necessary to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company and (B) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and the applicable rules of the NYSE). The Company shall mail to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and affiliates).
          (b) Following the election or appointment of Parent’s or Sub’s designees pursuant to Section 6.12(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company’s rights or remedies under this Agreement or (c) to extend the time for the performance of any of the obligations or other acts of Parent or Sub. Such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any actions by any other director of the Company, shall be required to authorize such action. For purposes of this Agreement, an “Independent Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement and who is not an officer of Parent.
          (c) In the event that Parent’s designees are elected or appointed to the Board of Directors pursuant to this Section 6.12, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain at least three Independent Directors; provided, however, that, if the number of Independent Directors is reduced below three for any reason, the remaining Independent Directors shall be entitled to elect or designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, employees, shareholders or Affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.
          SECTION 6.13. Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof and prior to the

Offer Closing, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any of its Subsidiaries (or any person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.
ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. The Shareholder Approval shall have been obtained if required by applicable law.
          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition by any Governmental Entity (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.
          (d) Foreign Regulatory Approval. All applicable foreign antitrust and similar regulatory clearances shall have been obtained from the relevant Governmental Entities.
          (e) Purchase of Company Common Stock in the Offer. Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:
          (a) subject to Section 6.12(b), by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company:
     (i) if the Offer Closing shall not have occurred prior to June 1, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer Closing to occur prior to such date and such action or failure to act constitutes a breach of this Agreement; or
     (ii) if any Restraint preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable;
          (c) prior to the Offer Closing, by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clause (vi) of Exhibit A and (B) is incapable of being cured by the Company by the Termination Date, or, if capable of being cured by the Company by the Termination Date, is not cured by the Company within 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (a) through (c) of clause (iii) of Exhibit A shall be in effect and shall have become final and nonappealable;
          (d) prior to the Offer Closing, by the Company, if (A) Parent shall have breached any of its representations or warranties set forth in this Agreement, which breach would result in any such representations or warranties that are qualified as to materiality not being true and correct, or any such representations or warranties that are not so qualified not being true and correct in all material respects or (B) Parent or Sub shall have failed to perform in all material respects all obligations required to be performed by them under this Agreement at or prior to the Offer Closing Date, in each case which breach or failure to perform is incapable of being cured by Parent or Sub by the Termination Date or, if capable of being cured by Parent or Sub by the Termination Date, is not cured by Parent or Sub within 45 calendar days following receipt of written notice of such breach or failure to perform from the Company;
          (e) by Parent, in the event that prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of

Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement (x) within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal or (y) if the Termination Date is less then 10 business days from the receipt of such request by Parent, by the close of business on the business day immediately preceding the Termination Date;
          (f) by Parent if, on any then-scheduled expiration date for the Offer (the “Initial Expiration Date”), (x) each of the Offer Conditions set forth in clauses (ii) through (vi) of Exhibit A have been satisfied or, in Sub’s sole discretion, waived and (y) the Minimum Tender Condition has not been satisfied; provided, however, that, Parent may not exercise its termination right under this Section 8.01(f) unless (1) Parent shall have provided written notice to the Company of such Initial Expiration Date and that Parent intends to terminate this Agreement pursuant to this Section 8.01(f), which notice shall include the length of the Extension Period (as defined below), (2) Parent shall have caused Sub to, and Sub shall have, irrevocably extended the Offer for a period of at least five business days following the Initial Expiration Date (or, if the Termination Date is less than five business days following the Initial Expiration Date, until the business day immediately preceding the Termination Date) (such period, the “Extension Period”) and (3) at the end of the Extension Period, the Minimum Tender Condition shall not have been satisfied; or
          (g) by the Company in accordance with the terms of Section 5.02(b)(y).
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, except that (a) the provisions of Section 4.01(s), the penultimate sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, shall survive such termination, and (b) the termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach of any of its representations or warranties set forth in this Agreement or any material breach of any covenants or agreements set forth in this Agreement.
          SECTION 8.03. Amendment. Subject to Section 6.12(b), this Agreement may be amended by the parties hereto at any time before or after the Offer Closing shall have occurred or the Shareholder Approval, if required by applicable law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may, subject to Section 6.12(b), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by the shareholders of the Company without such approval having been obtained. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 8.05. Procedure for Termination. Subject to Section 6.12(b), termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors.
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to Parent or Sub, to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Telecopy No.: (732) 524-2788
Attention: Office of the General Counsel
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Telecopy No.: (212) 474-3700
Attention: Robert I. Townsend, III, Esq.
                   Damien R. Zoubek, Esq.
          if to the Company, to:
Mentor Corporation
201 Mentor Drive
Santa Barbara, California 93111
Telecopy No.: (805) 967-3362
Attention: Chief Executive Officer
with a copy to:
Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, California 92130
Telecopy No.: (858) 720-5125
Attention: Scott M. Stanton, Esq.
          SECTION 9.03. Definitions. For purposes of this Agreement:
          (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
          (b) “business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
          (c) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company (or any Subsidiary of the Company) files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.
          (d) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry of the other executives and managers having primary responsibility for such matter; provided, however, that for purposes of Section 4.01(p) only, “Knowledge” shall also include the actual knowledge of AnnaMarie Daniels, Thomas Garcia, Udo Graf, Joseph A. Newcomb and Lou Masi.
          (e) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer or the Merger; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change: (A) any change, effect, event, occurrence, state of facts or development relating to the economy or financial or securities markets or political conditions in general in the United States or in any other jurisdiction in which the Company or any of its Subsidiaries has operations or conducts business, (B) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not materially disproportionately impact the Company in relation to other companies participating in such industry, (C) any adverse change in applicable Legal Provisions or GAAP, so long as the effects do not materially disproportionately impact the Company in relation to other companies participating in the industry in which the Company participates, (D) any change directly attributable to the negotiation, execution or announcement of the Offer and the Merger and (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change);
          (f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and
          (g) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
          (h) “tax” or “taxes” means (whether disputed or not) all (i) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

          (i) “tax return” or “tax returns” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.
          (j) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
          SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. Whenever the words “provided to Parent”, “delivered to Parent” or similar words are used in this Agreement, such words shall include making documents available to Parent prior to and through the date of this Agreement in the electronic data room maintained by Merrill Corporation. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents exclude any disclosures under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature.
          SECTION 9.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.
          SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York and (d) waives any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief. Any party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party.
          SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.
          SECTION 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

JOHNSON & JOHNSON,
by	/s/ Alex Gorsky
	Name:	Alex Gorsky
	Title:	Company Group Chairman, Ethicon, Inc.

MAPLE MERGER SUB, INC.,
by	/s/ Kenneth J. Tompkins
	Name:	Kenneth J. Tompkins
	Title:	Chief Financial Officer

MENTOR CORPORATION,
by	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	President & Chief Executive Officer

ANNEX I
TO THE MERGER AGREEMENT
Index of Defined Terms

Term
409A Authorities	Section 4.01(l)(xi)
2005 Plan	Section 4.01(c)
Acquisition Agreement	Section 5.02(b)
Actions	Section 5.01(d)(i)
Affiliate	Section 9.03(a)
Agreement	Preamble
AJCA	Section 4.01(l)(xi)
Biologic	Section 4.01(v)(i)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 1.01(d)
Commonly Controlled Entity	Section 4.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Benefit Agreements	Section 4.01(g)
Company Benefit Plans	Section 4.01(k)
Company Bylaws	Section 4.01(a)
Company Certificate	Section 2.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 9.03(c)
Company Convertible Notes	Section 4.01(c)
Company Convertible Notes Indenture	Section 4.01(c)
Company Disclosure Letter	Section 4.01
Company Hedge	Section 6.10(b)
Company Hedge Agreement	Section 6.10(b)
Company Pension Plan	Section 4.01(l)(i)
Company Preferred Stock	Section 4.01(c)
Company Reorganization	Section 4.01(y)
Company Restricted Shares	Section 4.01(c)
Company PSU Awards	Section 4.01(c)
Company SEC Documents	Section 4.01(e)(i)
Company Stock-Based Awards	Section 4.01(c)
Company Stock Options	Section 4.01(c)
Company Stock Plans	Section 4.01(c)
Company Warrants	Section 4.01(c)
Company Warrants Agreements	Section 4.01(c)
Compensation Committee	Section 4.01(c)
Confidentiality Agreement	Section 1.02(c)
Continuing Employees	Section 6.09(a)
Contract	Section 4.01(d)
Contractual Restriction	Section 4.01(p)(i)
Cosmetic	Section 4.01(v)(i)
Credit Agreement	Section 6.11
Dissenter Rights Statutes	Section 3.01(d)
Dissenting Shares	Section 3.01(d)
Drug	Section 4.01(v)(i)

Term
Effective Time	Section 2.03
Employment Compensation Arrangement	Section 4.01(c)
Environmental Laws	Section 4.01(j)
ERISA	Section 4.01(j)(ii)
ESPP	Section 4.01(c)
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.02(a)
Existing Credit Facilities	Section 6.11
Expiration Date	Exhibit A
Extension Period	Section 8.01(h)
FDA	Section 4.01(v)(viii)
FDCA	Section 4.01(v)(viii)
Filed Company SEC Documents	Section 4.01(e)(i)
Foreign Benefit Plans	Section 4.01(l)(xii)
GAAP	Section 4.01(e)(i)
Governmental Entity	Section 4.01(d)
Grant Date	Section 4.01(c)
Hazardous Materials	Section 4.01(j)(ii)
HSR Act	Section 4.01(d)
HSR Filing	Section 6.03
HCT/P	Section 4.01(v)(i)
Information Statement	Section 4.01(d)
Initial Expiration Date	Section 8.01(h)
Intellectual Property Rights	Section 4.01(p)(i)
IRS	Section 4.01(l)(i)
Knowledge	Section 9.03(b)
Legal Provisions	Section 4.01(j)(i)
Liens	Section 4.01(b)
Material Adverse Change	Section 9.03(c)
Material Adverse Effect	Section 9.03(c)
Medical Device	Section 4.01(v)(i)
Merger	Preamble
Merger Consideration	Section 3.01(c)
MBCA	Preamble
Minimum Tender Condition	Exhibit A
Minnesota Registration Statement	Schedule 1.01(e)
Nonqualified Deferred Compensation Plan	Section 4.01(l)(xi)
Notice of Adverse Recommendation	Section 5.02(b)
Notice of Termination	Section 5.02(b)
NYSE	Section 4.01(c)
Offer	Preamble
Offer Closing	Section 1.01(a)
Offer Closing Date	Section 1.01(a)
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Preamble
Parachute Gross Up Payment	Section 4.01(m)
Parent	Preamble
Participant	Section 4.01(g)
Paying Agent	Section 3.02(a)
Permits	Section 4.01(j)(i)
person	Section 9.03(d)
Post-Signing Returns	Section 5.01(d)(i)
Primary Company Executives	Section 4.01(m)
Proxy Statement	Section 4.01(d)
Redeemed Notes	Section 6.10(a)

Term
Regulatory Permits	Section 4.01(v)(viii)
Release	Section 4.01(j)(ii)
Representatives	Section 5.02(a)
Restraints	Section 7.01(c)
SEC	Section 1.01(a)
Section 262	Section 3.01(d)
Securities Act	Section 4.01(e)(i)
Schedule 14D-9	Section 1.02(b)
Shareholder Approval	Section 4.01(q)
Shareholders’ Meeting	Section 6.01(b)
Social Security Act	Section 4.01(v)(v)
SOX	Section 4.01(e)(i)
Specified Contracts	Section 4.01(u)(i)
Sub	Preamble
Subsidiary	Section 9.03(e)
Superior Proposal	Section 5.02(a)
Superior Proposal Triggering Date	Section 5.02(b)
Surviving Corporation	Section 2.01
Tail Period	Section 6.05(c)
Takeover Proposal	Section 5.02(a)
tax	Section 9.03(h)
tax return	Section 9.03(i)
taxing authority	Section 9.03(j)
Tax-Related Agreements	Section 5.01(d)(i)
Termination Date	Section 8.01(b)(i)
Termination Fee	Section 6.06(b)(ii)
Top-Up Option	Section 1.03(a)
Top-Up Shares	Section 1.03(a)

EXHIBIT A
TO THE MERGER AGREEMENT
CONDITIONS OF THE OFFER
          Notwithstanding any other provisions of the Offer, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock unless:
          (i) there shall have been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Agreement, the “Expiration Date”) that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Tender Condition”),
          (ii) the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall have been terminated or shall have expired and all applicable foreign antitrust and similar regulatory clearances shall have been obtained from the relevant Governmental Entities,
          (iii) there shall not be pending any suit, action or proceeding by any Governmental Entity, or by any other person (other than suits, actions or proceedings by a person other than a Governmental Entity for breaches of fiduciary duties or failures to provide adequate disclosure in connection with the Agreement and the transactions contemplated thereby) having a reasonable likelihood of prevailing in a manner contemplated in clauses (a), (b) or (c) below, (a) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other transaction contemplated by the Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (b) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries or (c) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries in the case of each of clauses (a) through (c) above, as a result of the Offer or the Merger,

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          (iv) no Restraint shall be in effect preventing the consummation of the Offer and no Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (a) through (c) of paragraph (iii) of this Exhibit A shall be in effect,
          (v) the Company and Parent shall not have reached an agreement that the Offer or the Agreement be terminated, and the Agreement shall not have been terminated in accordance with its terms, and
          (vi) (a) the representations and warranties of the Company contained in the Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in the Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Agreement and as of the Offer Closing Date as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Offer Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clauses (a) and (b) of the foregoing.
          The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.
          The foregoing conditions are for the benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT B
TO THE MERGER AGREEMENT
Amended and Restated Articles of Incorporation
of the Surviving Corporation
          FIRST: The name of the corporation (hereinafter called the “Corporation”) is Mentor Corporation.
          SECOND: The registered office of the Corporation is located at 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402.
          THIRD: The aggregate total number of shares which the Corporation shall have authority to issue is 1,000 shares, all of which shall be designated Common Stock, par value $0.01 per share.
          FOURTH: No shareholder of the Corporation shall have any cumulative voting rights.
          FIFTH: No shareholder of the Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
          SIXTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
          SEVENTH: Any action required or permitted to be taken at a meeting of shareholders of the Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.
          EIGHTH: Unless otherwise provided by the Board of Directors, no shareholder of the Corporation shall be entitled to exercise statutory dissenters’ rights under Section 302A.471 of the Minnesota Statutes (or similar provisions of future law) in connection with any amendment to these Articles of Incorporation.
          NINTH: Approval of the shareholders of the Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of

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future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.
          TENTH: To the fullest extent permitted by the Minnesota Business Corporation Act as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.553 or 80A.76 of the Minnesota Statutes (or similar provisions of future law), (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
          ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
          TWELFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be done by written ballot.